Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of December    , 2014 (the “Effective Date”) by and between Walter Energy, Inc., a Delaware corporation (the “Company”), and              , an employee of the Company (“Employee”).

RECITALS

A.                                    The Company has determined that (i) Employee’s performance of his duties has been and continues to be exceptional and highly valuable to the Company and (ii) Employee’s continuation of his duties is critically important to the Company’s ability to manage successfully its business of producing and exporting metallurgical coal and all activities and endeavors necessary therefor and ancillary thereto, particularly in light of the challenging business environment facing the Company and the competition for skilled talented executives.

B.                                    The Company desires to recognize Employee’s past services and to assure itself of Employee’s continued services for an extended period of time by paying Employee a cash award in the amount of $          (the “Award”) that is subject to repayment by Employee if Employee’s employment with the Company is terminated under certain circumstances prior to the expiration of the Retention Period (as defined herein), as provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Employee agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(b)                                 “Cause” shall mean:

(i)                                     Employee’s willful failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)                                  Employee’s continuous willful failure to comply with any valid and legal directive of the individual to whom Employee reports or the Board of Directors of the Company (the “Board”) or a committee of the Board;

(iii)                               Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(iv)                              Employee’s embezzlement, misappropriation or fraud, whether or not related to Employee’s employment with the Company;

(v)                                 Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is (A) work-related, (B) materially impairs Employee’s ability to perform services for the Company or (C) in the reasonable judgment of the Company, has resulted or will result in material reputational or financial harm to the Company or its Affiliates; or

(vi)                              Employee’s material breach of any obligation under this Agreement, if such breach causes material reputational or financial harm to the Company.

For purposes of this Agreement, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

Furthermore, a termination of Employee’s employment shall not be deemed to be for Cause unless and until the Company delivers to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that Employee has engaged in the conduct described in any of clauses (i)-(vi) above.  Except for an action or breach described in clause (iv) or (v) above, or any other failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Employee shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause, and the determination of whether such attempted cure is sufficient shall be in the Company’s sole discretion; provided however, that, if the Company reasonably expects irreparable injury or material reputational or financial harm from a delay of ten (10) business days, the Company may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect.  The Company may place Employee on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate Employee’s employment for Cause.  The placement of Employee on paid leave for up to thirty (30) days in such circumstances shall not constitute Good Reason.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 “Disability” shall mean Employee is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Employee’s inability, due to physical or mental incapacity, to substantially perform Employee’s duties and responsibilities for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event the Company temporarily replaces Employee, or transfers Employee’s duties or responsibilities to another individual on account of Employee’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Employee’s employment shall not be deemed terminated by the Company, and Employee shall not be able to resign for Good Reason as a result thereof.  Any question as to the existence of Employee’s Disability as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company.  If Employee and the Company cannot agree as to a qualified independent physician within fifteen (15) days, each shall appoint such a physician and those two physicians, within fifteen (15) days, shall select a third, who, within thirty (30) days, shall make such determination in writing. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.

(e)                                  “Good Reason” shall mean the occurrence of any of the following during the Retention Period, in each case without Employee’s written consent:

(i)                                     a reduction in Employee’s base salary;

(ii)                                  a reduction in Employee’s target bonus opportunity;

(iii)                               a relocation of Employee’s principal place of employment by more than 75 miles (unless mutually agreed upon by Employee and the Company);

(iv)                              any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Employee and the Company;

(v)                                 the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi)                              a material, adverse change in Employee’s title, authority, duties or responsibilities (other than temporarily while Employee is physically or mentally incapacitated) as of the date of this Agreement.

For purposes of this Agreement, Employee’s termination of Employee’s employment shall not be deemed for Good Reason unless Employee has provided written notice to the Company (a “Notice”) of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the later of (i) the initial existence of such circumstances and (ii) Employee’s actual knowledge of the existence of such circumstances, and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.  If Employee does not (i) provide a Notice of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the later of (A) the initial existence of such circumstances or (B) Employee’s actual knowledge of the existence of such circumstances, or (ii) terminate employment for Good Reason within sixty (60) days following Employee’s delivery of a Notice to the Company (where the Company has not cured the circumstances providing such grounds for termination for Good Reason within thirty (30) days of the date of Employee’s delivery of such Notice), then Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.

(f)                                   “Retention Period” shall commence on the Effective Date and terminate on the third anniversary of the Effective Date.

(g)                                  “Termination Date” shall mean the date on which Employee’s employment by the Company is terminated.

2.                                      Duties.  Except as specifically provided in Section 3(b) below, in order to retain the Award, Employee agrees that, during the Retention Period, Employee shall perform fully the terms of this Agreement and Employee’s duties for the Company.

3.                                      Award; Termination of Employment.

(a)                                 Award.  On the Effective Date, the Company shall pay Employee, in cash in a single lump sum, an amount equal to the Award, less all applicable withholdings and deductions required by law.  The parties acknowledge and agree that Employee shall be responsible for any income, payroll, Social Security or other federal, state or local taxes, including any related penalties and interest, related to Employee’s receipt of the Award.

(b)                                 Repayment of Award upon Termination.  In the event that Employee’s employment is terminated prior to the end of the Retention Period due to (y) a termination by the Company for Cause or (z) any termination by Employee other than for Good Reason, Employee must repay to the Company the entire, gross amount of the Award within sixty (60) days of the Termination Date.  In the event that Employee’s employment by the Company is terminated prior to the end of the Retention Period due to (i) Employee’s death, (ii) Employee’s Disability, (iii) a termination by the Company without Cause or (iv) a termination by Employee for Good Reason, Employee shall not be obligated to repay to the Company any amount of the Award.  For the avoidance of doubt, Employee’s retirement from the Company without Good Reason shall constitute a termination by Employee other than for Good Reason for purposes of this Agreement and require the repayment of the Award pursuant to this Section 3(b).  Except as may be limited by Section 409A of the Code, the parties acknowledge and agree that the Company may, subject to a judicial determination as to Employee’s obligation to repay the Award, offset any amounts owed to the Company by Employee pursuant to Employee’s repayment obligations under this Section 3(b) against any amounts owed to Employee by the Company as of or following the Termination Date.

4.                                      Legal Fees and Expenses.   If (i) either party commences any proceeding, action or litigation against the other party concerning the terms of this Agreement or the rights and duties of the parties hereto or for the breach of this Agreement by the other party of any of the terms hereof and (ii) Employee shall prevail in such proceeding, action or litigation, in addition to any other relief granted, Employee shall be entitled to recover all costs and expenses incurred by Employee in connection with responding to and prosecuting or defending such action and the enforcement and collection of any judgment rendered therein, including without limitation all out-of pocket expenses, court costs, administrative fees, attorneys’ fees, consultant fees, expert witness fees, personnel expenses, duplicating expenses and other related expenses that are associated with Employee’s enforcement of Employee’s legal rights under this Agreement (including all such costs, fees and expenses incurred in all appeals) and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.                                      Covenants.

(a)                                 Non-Solicit.  While Employee is employed by the Company and following the termination of Employee’s employment for any reason and continuing for a period of twelve (12) months from the Termination Date, Employee shall not, directly or indirectly, for Employee or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise, hire away any employees or independent contractors of the Company or any Affiliate and/or entice any such persons to leave the employ of the Company or any Affiliate without the prior written consent of the Company.

(b)                                 Non-Disparagement.  Following the termination of Employee’s employment for any reason, (i) Employee shall not, directly or indirectly, for Employee or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise, make any statements that are inflammatory, detrimental, slanderous or negative in any way to the interests of the Company or any Affiliate and (ii) the Company shall not, directly or indirectly, for the Company or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise, make any statements that are inflammatory, detrimental, slanderous or negative in any way to the interests of Employee.

(c)                                  Confidentiality.  Employee acknowledges that, during the course of his employment by the Company, he has and will continue to have access to the Company’s Confidential Information.  Employee agrees not to use or disclose to any person or entity, at any time, any Confidential Information of Employee without first obtaining the Company’s written consent.  The term “Confidential Information” means any information not generally known to the public which concerns the Company’s business or proposed future business and which gives or is intended to give the Company an advantage over its competitors who do not have the information.

6.                                      Successors.

(a)                                 Assignment by Employee.   This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)                                 Assignment by the Company.   This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

7.                                      Miscellaneous.

(a)                                 Impact of Award on Other Benefit Plans.  The parties hereto agree that the Award to be paid by the Company pursuant to this Agreement (i) shall be considered a bonus, and hence not compensation, for purposes of the Walter Industries, Inc. 401(k) Plan and the Walter Energy, Inc. Retirement Savings Plan, and (ii) shall not be construed as compensation or otherwise taken into account, for purposes of determining any benefits provided under any other compensation arrangement or benefit plan, practice or policy maintained by the Company or any of its subsidiaries for any of its or their respective employees, including, without limitation, the Walter Industries, Inc. Supplemental Pension Plan.

(b)                                 Applicable Law.   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Alabama, applied without reference to its principles of conflict of laws.

(c)                                  Jurisdiction and Venue.   Each party irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Jefferson County, Alabama for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the suit, action or other proceeding shall be heard and determined in any such court.  Each party agrees to commence any such suit, action or other proceeding in any such state or federal court sitting in Jefferson County, Alabama.  Each party waives any defense of improper venue or inconvenient forum to the maintenance of any suit, action or other proceeding so brought.  Each party waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations.

(d)                                 Amendments.   This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)                                  Entire Agreement.   This Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein and shall supersede any prior or existing agreement between the parties hereto with respect to such matters.  There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.  In the event any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected.  Employee is entering into this Agreement of Employee’s own free will and accord, and has read this Agreement and understands it and its legal consequences.

(f)                                   Notices.   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	[INSERT]

If to the Company:	Walter Energy, Inc.
3000 Riverchase Galleria, Suite 1700
Birmingham, AL 35244
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(g)                                  Counterparts.  This Agreement may be executed in separate counterparts, including by facsimile and electronic delivery, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(h)                                 Section 409A Compliance.  The parties intend that any amounts payable under this Agreement comply with Section 409A of the Code or an exemption therefrom, including regulations and guidance thereunder, so as not to subject Employee to the payment of any additional taxes, penalties or interest imposed under Section 409A with respect to amounts paid under this Agreement or any other agreement or arrangement between the parties.  The parties agree to amend this Agreement to the extent necessary to bring this Agreement into compliance with Code Section 409A (or to meet an exemption therefrom) as it may be interpreted by any regulations, guidance or amendments to Section 409A issued or adopted after the date of this Agreement.  Nothing in this Agreement shall be interpreted to permit (i) accelerated payment of nonqualified deferred compensation, as defined in Section 409A, (ii) any other payment in violation of the requirements of Section 409A, or (iii) Employee to designate the taxable year of any payment.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any Affiliate, employee or agent.  All taxes imposed on or associated with payments made to Employee pursuant to this Agreement, including any liability imposed under Section 409A, shall be borne solely by Employee.

(i)                                     Confidentiality.  Notwithstanding any disclosure by the Company of the fact or content of this Agreement, whether in whole or in part, Employee hereby covenants and agrees that Employee shall keep confidential this Agreement and the terms hereof, including the eligibility for the Award and the amount thereof, except as required by applicable law.

[Signature page follows]

IN WITNESS WHEREOF, Employee and the Company have each executed or caused the execution of this Agreement, as applicable, as of the Effective Date.

COMPANY:

WALTER ENERGY, INC.

By:
Name:
Title:

EMPLOYEE:

[NAME]

[Signature Page to Agreement]